CONTACT:	C.R. Cloutier or J.E. Corrigan, Jr.
TELEPHONE:	(337) 237-8343
RELEASE DATE:	April 24, 2008

MidSouth Bancorp, Inc. Reports First Quarter 2008 Earnings
Lafayette, La.

Lafayette, La. April 24 2008  MidSouth Bancorp, Inc. (AMEX: MSL) today reported net income of $1,199,000 for the first quarter ended March 31, 2008, a decrease of 38.4% from net income of $1,946,000 reported for the first quarter of 2007 and 36.7% below net income of $1,894,000 reported for the fourth quarter of 2007.  Diluted earnings per share for the first quarter of 2008 were $0.18 per share, a decrease of 37.9% from the $0.29 per share for the first quarter of 2007 and 35.7% below the $0.28 per share for the fourth quarter of 2007.

First quarter 2008 earnings were impacted by a $1,200,000 provision for loan losses prompted by credit downgrades related to borrower liquidity concerns and softness in the real estate market as a result of the ongoing housing crisis throughout the country.  General market conditions and concern for borrower deterioration was reflected in an increase of $1.8 million in loans past due 90 days and over and an increase of $325,000 in nonaccrual loans for the first quarter of 2008 compared to the first quarter of 2007.  Additionally, $189,000 of the provision expense was necessary to cover probable losses resulting from the indirect auto loan fraud reported in the fourth quarter 2007 earnings release.  In the fourth quarter of 2007, provisions totaling $525,000 were expensed, $300,000 of which was related to the indirect loan fraud and $225,000 to residential real estate development credits.  No loan loss provisions were expensed in the first quarter of 2007.

C. R. “Rusty” Cloutier, President and Chief Executive Officer, commenting on the results noted, “Our first quarter 2008 results were negatively impacted by the increased provision for loan losses, primarily related to current economic conditions.  Additionally, the 200 basis point rate drop by the Federal Reserve Open Market Committee in the first quarter lowered our net interest margin in linked-quarter comparison.”

Mr. Cloutier added, “On the positive side, we are staying on course with strategic initiatives that are focused on adding long-term, lasting value to our franchise.  We remain encouraged by demographics that reflect continued job growth, low unemployment, and increased wages in our existing markets and remain cautiously optimistic that our conservative approach in credit underwriting and investing activities will allow us to weather the storm caused by the housing crisis.”

First quarter 2008 results were positively impacted by a lower effective tax rate of approximately 12.35% that reduced income tax expense by $407,000 compared to the first quarter of 2007.  The effective tax rate for first quarter 2007 was 22.84%.  The lower effective tax rate resulted from decreased earnings due to the $1,200,000 expensed in provisions for loan losses combined with sustained nontaxable interest income from municipal securities within the investment portfolio.

Quarterly revenues for the Company, defined as net interest income and non-interest income, increased $1,260,000, or 10.9%, for the first quarter of 2008 compared to the first quarter of 2007.  The improvement in revenues resulted primarily from an increase of $936,000 in net interest income, which was driven by a 13.8% increase in average loan volume in quarterly comparison.  Non-interest income increased $324,000, primarily due to an increase in debit card and ATM transaction fee income earned on a higher volume of transactions processed. Additionally, a one-time payment totaling $131,000 was received from VISA during the first quarter 2008.  The one-time payment was related to VISA’s redemption of a portion of its Class B shares outstanding in connection with its initial public offering.  The improvement in quarterly revenues was offset by a $1,214,000 increase in non-interest expenses.  The increase in non-interest expenses was primarily attributable to higher salary and employee benefits costs and occupancy expenses associated with the addition of eight new facilities over the past fifteen months, three of which replaced existing facilities.

The Company’s total assets for the first quarter ended March 31, 2008 were $937.0 million, a 15.0% increase over the $814.7 million in total assets recorded at March 31, 2007.  Deposits were $818.0 million as of March 31, 2008, an increase of $89.2 million, or 12.2%, over the $728.8 million as of March 31, 2007.  Total loans were $569.7 million, an increase of $59.1 million, or 11.6%, from $510.6 million as of March 31, 2007.  Nonperforming assets to total assets were 0.49% as of March 31, 2008, compared to 0.28 % for the first quarter of 2007 and 0.35 % in linked-quarter comparison.

Earnings Analysis

Net Interest Income.  Net interest income totaled $9,274,000 for the first quarter of 2008, an increase of 11.2%, or $936,000, from the $8,338,000 reported for the first quarter of 2007.  The improvement in net interest income resulted primarily from an increase of $68.4 million in average earning assets.  Total taxable-equivalent interest income from earning assets increased $884,000 for the first quarter of 2008 compared to 2007.  The increase in taxable-equivalent interest income was primarily due to a $68.9 million increase in average loan volume, partially offset by a 43 basis point decrease in the average yield on loans, from 8.91% to 8.48%.  The taxable-equivalent yield on investment securities increased 21 basis points, from 4.93% to 5.14% in quarterly comparison, while the average volume decreased $5.9 million from the first quarter of 2008 to the same period in 2007.  A 235 basis point decrease in the yield on federal funds sold reduced interest income by $156,000 in quarterly comparison, despite a $5.4 million average volume increase in federal funds sold for the same period.  The yields on loans and overnight federal funds sold declined during the first quarter of 2008 as New York Prime (“Prime”) fell 200 basis points, from 7.25% at year-end 2007 to 5.25% at March 31, 2008, and the Federal Reserve Bank Target rate was lowered to 2.25%.

Interest expense for the first quarter of 2008 decreased $66,000 in comparison to the first quarter of 2007.   A 49 basis point decrease in the average rate paid on interest-bearing liabilities lessened the impact of a $71.8 million increase in the average volume of interest-bearing liabilities in quarterly comparison.  The increase in interest-bearing liabilities was primarily in commercial Platinum money market deposits and in certificates of deposit.   The taxable-equivalent net interest margin improved 3 basis points, from 4.85% for the first quarter of 2007 to 4.88% for the first quarter of 2008.

In linked-quarter comparison, average earning assets increased $28.5 million.  The average volume of investment securities fell $5.7 million due to maturities and calls in linked-quarter comparison, and loan volume was held to a $5.5 million increase due to a decline in loan demand and a higher volume of loans paid out in the first quarter of 2008.   Excess cash flows from the $39.8 million increase in interest-bearing liabilities were invested in overnight federal funds sold earning an average rate of 2.78%.  The impact of the $5.5 million increase in loan volume on net interest income was partially offset by a 34 basis point decrease in the average yield on loans, from 8.82% for the fourth quarter of 2007 to 8.48% for the first quarter of 2008.  The taxable equivalent net yield on earning assets decreased 39 basis points, from 7.80% for the fourth quarter of 2007 to 7.41% for the first quarter of 2008 and resulted in a $428,000 decrease in taxable-equivalent interest income. A 23 basis point decrease in the average rate paid on interest-bearing liabilities, from 3.42% to 3.19% offset the impact of a $39.8 million increase in average volume and resulted in a $93,000 decrease in interest expense.  The taxable-equivalent net interest margin decreased 28 basis points in linked-quarter comparison, from 5.16% to 4.88%, and taxable-equivalent net interest income decreased $335,000.

Non-interest income.  Non-interest income for the first quarter of 2008 totaled $3.6 million, or 9.9% above the $3.3 million earned in the first quarter of 2007 and 3.9% below the $3.7 million earned in the fourth quarter of 2007.   The increase in prior-year quarterly comparison resulted primarily from an $115,000 increase in debit card and ATM transaction fee income due to a higher volume of transactions processed.  Additionally, a one-time payment totaling $131,000 was received from VISA during the first quarter 2008.  The one-time payment was related to VISA’s redemption of a portion of its Class B shares outstanding in connection with an initial public offering.  In linked-quarter comparison, non-interest income decreased $145,000 primarily due to a decrease of $275,000 in insufficient funds fees on deposit accounts.  The decline in insufficient funds fees was partially offset by the $131,000 VISA payment.

Operating Expenses.  Non-interest expense increased $1.2 million in prior-year quarterly comparison, primarily due to increased salaries and benefits costs and occupancy expenses.  Salaries and benefits costs increased $391,000 as the number of full-time equivalent employees increased from 387 at March 31, 2007, to 423 at March 31, 2008, due to franchise expansion and recruitment of talented leaders to support growth.  Occupancy expenses increased $378,000, primarily in lease expense and depreciation expenses on fixed assets.  Additional increases were recorded in marketing expenses, data processing expenses, education and travel costs and other growth-related expenses.  In linked-quarter comparison, non-interest expenses decreased $276,000 primarily attributable to lower group health insurance costs in the first quarter of 2008 due to a decrease in the total dollars of claims processed and decreases in other non-interest expense items including costs of printing and supplies, professional fees, losses on debit card/ATM processing, and recruiting expenses.

Asset Quality.  At March 31, 2008, nonperforming assets, including loans past due 90 days and over, totaled $4.6 million, or 0.49% of total assets, as compared to the $2.3 million, or 0.28% of total assets, recorded at March 31, 2007.  The increase in non-performing assets in prior year comparison resulted primarily from an increase of $1.8 million in loans past due 90 days and over and an increase in nonaccrual loans of $325,000.

Of the $2.3 million in loans past due 90 days and over at March 31, 2008, one loan totaling $674,000 has been renewed and one loan totaling $87,000 has been paid off.  Of the remaining $1.5 million in loans past due 90 days or more, approximately $1.0 million represents two commercial credits.  Of the $1.9 million in nonaccrual loans, approximately $800,000 is expected to be returned to accrual status or to be paid off in the second quarter of 2008.

Allowance coverage for nonperforming assets was 132.34% at March 31, 2008, compared to 215.76% at March 31, 2007.  Net year-to-date charge-offs were 0.12% of total loans for the first quarter 2008 compared to 0.02 % the first quarter of 2007.  The increase resulted primarily from $353,000 in indirect auto loans due to fraudulent activity and a $232,000 commercial loan charged-off in the first quarter of 2008.  Management’s most recent analysis of the Allowance for Loan and Lease Losses (“ALLL”) indicated that the ALLL/total loans ratio of 1.08% was appropriate at March 31, 2008.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana and has 34 locations in Louisiana and Texas and more than 120 ATMs.  Through its wholly owned subsidiary, MidSouth Bank, N.A., the Company offers complete banking services to commercial and retail customers in south Louisiana and southeast Texas.  The group is community oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals, small, and middle market businesses.

The south Louisiana region has 26 offices extending along the Interstate 10 corridor in south Louisiana located in Lafayette (9), Baton Rouge (2), New Iberia (3), Lake Charles (2), Sulphur, Jeanerette, Jennings, Thibodaux, Cutoff, Opelousas, Breaux Bridge, Cecilia, Morgan City, and Houma. In addition, a new banking facility in the Baton Rouge market is scheduled to open in late April 2008.

The southeast region of Texas currently has 1 loan production office and 7 full-service offices, which are located in Beaumont (3), Conroe (2), Houston, Vidor, and College Station.  A commercial loan production office in the greater Houston market was replaced by a full-service banking facility in February 2008 and a new loan production office was established in Conroe during the first quarter.

The Company merged MidSouth Bank Texas, N.A. into MidSouth Bank, and N.A. in the first quarter of 2008.  MidSouth Bancorp’s common stock is traded on the American Stock Exchange under the symbol MSL.

Forward Looking Statements

The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company’s anticipated future financial performance.  This act protects a company from unwarranted litigation if actual results differ from management expectations.  This press release reflects management’s current views and estimates of future economic circumstances, industry conditions, MidSouth’s performance and financial results.  A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.  These factors include, but are not limited to, factors identified in Management’s Discussion and Analysis under the caption “Forward Looking Statements” contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	For the			For the
	Quarter Ended			Quarter Ended
	March 31,		%	December 31,	%
EARNINGS DATA	2008	2007	Change	2007	Change
Total interest income	$14,312	$13,442	6.5%	$14,744	-2.9%
Total interest expense	5,038	5,104	-1.3%	5,131	-1.8%
Net interest income	9,274	8,338	11.2%	9,613	-3.5%
Provision for loan losses	1,200	-	-	525	128.6%
Non-interest income	3,587	3,263	9.9%	3,732	-3.9%
Non-interest expense	10,293	9,079	13.4%	10,569	-2.6%
Provision for income tax	169	576	-70.7%	357	-52.7%
Net income	$1,199	$1,946	-38.4%	$1,894	-36.7%

PER COMMON SHARE DATA
Basic earnings per share (2)	$0.18	$0.30	-40.0%	$0.29	-37.9%
Diluted earnings per share (2)	$0.18	$0.29	-37.9%	$0.28	-35.7%

Book value at end of period (2)	$10.65	$9.36	13.8%	$10.41	2.3%
Market price at end of period (2)	$18.70	$25.39	-26.3%	$23.22	-19.5%
Weighted avg shares outstanding
Basic (2)	6,585,747	6,552,272	0.5%	6,570,644	0.2%
Diluted (2)	6,621,917	6,646,304	-0.4%	6,638,199	-0.2%

AVERAGE BALANCE SHEET DATA
Total assets	$884,158	$803,458	10.0%	$850,172	4.0%
Earning assets	799,961	731,564	9.3%	771,466	3.7%
Loans and leases	569,154	500,271	13.8%	563,612	1.0%
Interest-bearing deposits	591,775	541,808	9.2%	543,436	8.9%
Total deposits	765,884	717,808	6.7%	726,221	5.5%
Total stockholders' equity	69,901	60,372	15.8%	67,219	4.0%

SELECTED RATIOS	3/31/2008	3/31/2007		12/31/2007
Return on average assets	0.55%	0.98%	-44.5%	0.88%	-38.3%
Return on average total equity	6.90%	13.07%	-47.2%	11.18%	-38.3%
Return on average realized equity (1)	7.06%	12.82%	-44.9%	11.01%	-35.9%
Average equity to average assets	7.91%	7.51%	5.2%	7.91%	0.0%
Leverage capital ratio	8.44%	8.50%	-0.7%	8.68%	-2.8%
Taxable-equivalent net interest margin	4.88%	4.85%	0.6%	5.16%	-5.4%

CREDIT QUALITY
Allowance for loan loses as a % of total loans	1.08%	0.96%	12.1%	0.99%	9.2%
Nonperforming assets to total assets	0.49%	0.28%	76.5%	0.35%	40.5%
Net YTD charge-offs to total loans	0.12%	0.02%	498.5%	0.09%	26.2%

(1) Excluding net unrealized gain (loss) on securities available for sale.
(2) On July 18, 2007, the Company announced a 5% stock dividend on its common stock to holders on record as of September 21, 2007 paid on October 23, 2007. Per common share data has been adjusted accordingly.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

BALANCE SHEET	March 31,	March 31,	%	December 31,	September 30,
	2008	2007	Change	2007	2007
Assets
Cash and cash equivalents	$115,651	$55,027	110.2%	$30,873	$30,974
Securities available-for-sale	181,618	182,285	-0.4%	181,452	181,719
Securities held-to-maturity	9,747	13,404	-27.3%	10,746	11,515
Total investment securities	191,365	195,689	-2.2%	192,198	193,234
Total loans	569,745	510,561	11.6%	569,506	553,048
Allowance for loan losses	(6,130)	(4,900)	25.1%	(5,612)	(5,297)
Loans, net	563,615	505,661	11.5%	563,894	547,751
Premises and equipment	39,967	31,488	26.9%	39,229	36,450
Goodwill and other intangibles	9,718	9,905	-1.9%	9,759	9,800
Other assets	16,714	16,890	-1.0%	18,103	18,678
Total assets	$937,030	$814,660	15.0%	$854,056	$836,887

Liabilities and Stockholders' Equity
Non-interest bearing deposits	$184,109	$180,435	2.0%	$182,588	$179,860
Interest bearing deposits	633,895	548,404	15.6%	550,929	534,494
Total deposits	818,004	728,839	12.2%	733,517	714,354
Securities sold under agreements to repurchase and FHLB borrowings	27,662	4,791	477.4%	30,717	36,346
Junior subordinated debentures	15,465	15,465	0.0%	15,465	15,465
Other liabilities	5,568	3,889	43.2%	5,888	4,435
Total liabilities	866,699	752,984	15.1%	785,587	770,600
Total shareholders' equity	70,331	61,676	14.0%	68,469	66,287
Total liabilities and shareholders' equity	$937,030	$814,660	15.0%	$854,056	$836,887

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Three Months Ended
INCOME STATEMENT	March 31,		%
	2008	2007	Change

Interest income	$14,312	$13,442	6.5%
Interest expense	5,038	5,104	-1.3%
Net interest income	9,274	8,338	11.2%
Provision for loan losses	1,200	-	-
Service charges on deposit accounts	2,370	2,306	2.8%
Other charges and fees	1,217	957	27.2%
Total non-interest income	3,587	3,263	9.9%
Salaries and employee benefits	5,178	4,787	8.2%
Occupancy expense	1,950	1,572	24.0%
Intangible amortization	41	52	-21.2%
Other non-interest expense	3,124	2,668	17.1%
Total non-interest expense	10,293	9,079	13.4%
Income before income taxes	1,368	2,522	-45.8%
Provision for income taxes	169	576	-70.7%
Net income	$1,199	$1,946	-38.4%

Earnings per share, diluted (1)	$0.18	$0.29	-37.9%

(1) On July 18, 2007, the Company announced a 5% stock dividend on its common stock to holders on record as of
September 21, 2007 paid on October 23, 2007. Per common share data has been adjusted accordingly.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

INCOME STATEMENT	First	Fourth	Third	Second	First
Quarterly Trends	Quarter	Quarter	Quarter	Quarter	Quarter
	2008	2007	2007	2007	2007
Interest income	$14,312	$14,744	$14,651	$14,302	$13,442
Interest expense	5,038	5,131	5,234	5,065	5,104
Net interest income	9,274	9,613	9,417	9,237	8,338
Provision for loan losses	1,200	525	300	350	-
Net interest income after provision for loan loss	8,074	9,088	9,117	8,887	8,338
Total non-interest income	3,587	3,732	3,574	3,690	3,263
Total non-interest expense	10,293	10,569	9,742	9,245	9,079
Income before income taxes	1,368	2,251	2,949	3,332	2,522
Income taxes	169	357	508	837	576
Net income	$1,199	$1,894	$2,441	$2,495	$1,946

Earnings per share, basic (1)	$0.18	$0.29	$0.37	$0.38	$0.30
Earnings per share, diluted (1)	$0.18	$0.28	$0.37	$0.38	$0.29
Book value per share (1)	$10.65	$10.41	$10.07	$9.53	$9.36
Return on Average Equity	6.90%	11.18%	15.19%	16.03%	13.07%

(1) On July 18, 2007, the Company announced a 5% stock dividend on its common stock to holders on record as of
September 21, 2007 paid on October 23, 2007. Per common share data has been adjusted accordingly.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

	March 31,	March 31,	%	December 31,	September 30,
	2008	2007	Change	2007	2007
Composition of Loans
Commercial, financial, and agricultural	$181,540	$155,094	17.1%	$187,545	$175,150
Lease financing receivable	7,115	8,694	-18.2%	8,089	10,017
Real estate - mortgage	205,875	191,381	7.6%	204,291	205,200
Real estate - construction	86,998	74,379	17.0%	80,864	73,787
Installment loans to individuals	87,347	80,371	8.7%	87,775	88,166
Other	870	642	35.5%	942	728

Total loans	$569,745	$510,561	11.6%	$569,506	$553,048

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

	March 31,	March 31,	%	December 31,	September 30,
	2008	2007	Change	2007	2007
Asset Quality Data
Nonaccrual loans	$1,899	$1,574	20.6%	$1,602	$1,084
Loans past due 90 days and over	2,275	481	373.0%	980	510
Total nonperforming loans	4,174	2,055	103.1%	2,582	1,594
Other real estate owned	143	158	-9.5%	143	143
Other foreclosed assets	315	58	443.1%	280	134
Total nonperforming assets	$4,632	$2,271	104.0%	$3,005	$1,871

Nonperforming assets to total assets	0.49%	0.28%	76.5%	0.35%	0.22%
Nonperforming assets to total loans + OREO + other foreclosed assets	0.81%	0.44%	84.6%	0.53%	0.34%
ALL to nonperforming assets	132.34%	215.76%	-38.7%	186.76%	283.11%
ALL to nonperforming loans	146.86%	238.44%	-38.4%	217.35%	332.31%
ALL to total loans	1.08%	0.96%	12.1%	0.99%	0.96%

Year-to-date charge-offs	$691	$95	627.4%	$626	$408
Year-to-date recoveries	9	18	-50.0%	86	78
Year-to-date net charge-offs	$682	$77	785.7%	$540	$330
Net YTD charge-offs to total loans	0.12%	0.02%	498.5%	0.09%	0.06%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Yield Analysis (unaudited)
(in thousands)

	Three Months Ended			Three Months Ended
	March 31, 2008			March 31, 2007

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$79,211	$960	4.85%	$85,373	$981	4.60%
Tax-exempt securities	108,933	1,474	5.41%	109,859	1,435	5.22%
Equity securities	3,693	31	3.36%	2,511	22	3.50%
Federal funds sold	38,970	274	2.78%	33,550	430	5.13%
Loans	569,154	12,006	8.48%	500,271	10,993	8.91%
Total interest earning assets	799,961	14,745	7.41%	731,564	13,861	7.68%
Noninterest earning assets	84,197			71,894
Total assets	$884,158			$803,458

Interest bearing liabilities:
Deposits	$591,775	$4,478	3.04%	$541,808	$4,682	3.50%
Repurchase agreements and federal
funds purchased	26,150	212	3.21%	4,346	49	4.51%
Short term borrowings	1,663	16	3.81%	1,593	27	6.78%
Junior subordinated debentures	15,465	332	8.49%	15,465	346	8.95%
Total interest bearing liabilities	635,053	5,038	3.19%	563,212	5,104	3.68%
Noninterest bearing liabilities	179,204			179,874
Shareholders' equity	69,901			60,372
Total liabilities and shareholders' equity	$884,158			$803,458

Net interest income (TE) and margin		$9,707	4.88%		$8,757	4.85%

Net interest spread			4.22%			4.01%